Exhibit 99(a)(3)

WELCOME TO THE MANUGISTICS
OFFER TO EXCHANGE DATABASE

We are making a stock option exchange offer to eligible employees of Manugistics from February 10, 2003, which is the date that this offer commences, through March 10, 2003, the expiration date of this offer. We will accept for exchange, subject to the terms of the offer, all eligible option grants that eligible employees properly elect to exchange. Under this offer, eligible employees may voluntarily elect to exchange eligible outstanding vested and unvested stock options having an exercise price equal to or greater than $7.0001 per share. We will cancel each eligible option grant you elect to exchange and send you a promise to make a new stock option grant for each cancelled option grant. For each such eligible option grant, we will make a new option grant to you on the first business day that is at least six months and five days after we cancel your exchanged option grants. The new option grant will have a new exercise price and may be for a smaller number of shares determined in accordance with the exchange ratios described in the Offer to Exchange Certain Outstanding Options For New Options document.

The expiration date for this offer will be 5:00 p.m., Eastern Standard Time, on March 10, 2003, unless we, in our discretion, extend the offer. We will promptly inform you if we extend the offer.

This Offer to Exchange Database contains information designed to assist you in learning about the Offer to Exchange. The Offer to Exchange Database is NOT a summary of the offer and is NOT the Offer to Exchange Certain Outstanding Options for New Options document. We urge you to carefully read the full text of the Offer to Exchange Certain Outstanding Options for New Options document and related documents before you decide whether to elect to participate in the offer. To view or print the Offer to Exchange Certain Outstanding Options for New Options document, which we have filed with the United States Securities and Exchange Commission, follow the link below. In all instances, the Offer to Exchange Certain Outstanding Options for New Options document will control and govern the eligibility and administration of the offer.

Regardless of whether you choose to participate in the Offer to Exchange, you must complete and return the Election/Change of Election Form. If you choose not to participate in the Offer to Exchange please mark the box “Rejection/Withdraw.”

To view or print the Offer to Exchange Certain Outstanding Options for New Options, follow the link below.

[LINK TO VIEW/PRINT THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS]

To view or print the Election/Change of Election Form, which we have filed with the United States Securities and Exchange Commission, follow the link below.

[LINK TO VIEW/PRINT THE ELECTION/CHANGE OF ELECTION FORM]

Click here to view a Power Point presentation regarding the Offer to Exchange.

[LINK TO VIEW THE POWER POINT PRESENTATION]

You can review your option account information online via Deutsche Bank Alex Brown’s Option Select program at www.optionselect.db.com (call 800-776-7564 if you do not have your user name and password). See the instructions on the Election/Change of Election Form on how to access your option information from that website.

LEGAL MATTERS

This Option Exchange Database is NOT a summary of the offer and is NOT the Offer to Exchange Certain Outstanding Options for New Options document. Nothing contained in this Option Exchange Database should be interpreted as making you eligible to participate in the offer. In all instances, the Offer to Exchange Certain Outstanding Options for New Options document will control and govern the eligibility and administration of the offer.

We have the sole discretion to make the determination as to the propriety of the form and content of all documents submitted pursuant to this offer and the validity, form, eligibility, including timeliness of receipt, and acceptance of elections. Our determination will be final and binding on all parties.

This is a one-time offer and we have no plans nor any obligation to make any other offers to exchange in the future. We will strictly enforce the offer period and expiration date, subject only to any extensions that we, in our sole discretion, may grant. You should not interpret anything in this communication or in the Offer to Exchange Certain Outstanding Options for New Options document as an offer of employment or a guarantee of continued or future employment with Manugistics Group, Inc.